Exhibit 99.1

Citius Pharmaceuticals Completes Enrollment in the Pivotal Phase 3 Study of its Cancer Immunotherapy I/ONTAK for the Treatment of Cutaneous T-Cell Lymphoma

Topline study results expected in the first half of 2022

Biologics License Application (BLA) filing anticipated in the second half of 2022

CRANFORD, N.J., December 6, 2021 -- Citius Pharmaceuticals, Inc. ("Citius" or the "Company") (Nasdaq: CTXR), a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products with a focus on oncology, anti-infective products in adjunct cancer care, unique prescription products, and stem cell therapies, today announced that it has completed patient enrollment in its Pivotal Phase 3 trial of I/ONTAK, an engineered IL-2-diphtheria toxin fusion protein, for the treatment of patients with persistent or recurrent cutaneous T-cell lymphoma (CTCL). The treatment phase for the study has been completed with topline results expected in the first half of 2022 and a biologics license application (BLA) expected to be filed with the U.S. Food and Drug Administration (FDA) in the second half of 2022.

“Completing enrollment in the Pivotal Phase 3 study of I/ONTAK moves us another step closer to expanding treatment options for patients suffering from advanced CTCL. We expect I/ONTAK’s unique mechanism-of-action to offer oncologists an important therapeutic alternative to current targeted therapies which have limited duration of response and are often discontinued due to toxicity. We look forward to reviewing the complete safety and efficacy data and anticipate providing topline results in the first half of next year, followed by a BLA submission in the second half of 2022,” stated Myron Holubiak, Chief Executive Officer of Citius.

A total of 70 patients were enrolled in the main part of the I/ONTAK Phase 3 study, a multicenter, open-label, single-arm Pivotal study of I/ONTAK in participants with recurrent or persistent CTCL (NCT01871727). Positive efficacy data from an initial 21-subject lead-in study supported proceeding with the main study with an optimal dose level of 9 micrograms per kilogram (mcg/kg) of I/ONTAK. Subjects were administered I/ONTAK by intravenous infusion over 60 minutes (+/-10 minutes) on 5 consecutive days per cycle every 21 days.

The primary outcome measure for the main study is the Objective Response Rate (ORR). The ORR is defined as the proportion of subjects with a significant reduction in tumor size that can be classified as achieving either a partial response (PR) or a complete response (CR). The primary endpoint and quality of life analyses of the study will be performed on the combined data set from subjects in the main study plus subjects in the lead-in part of the study who received 9 micrograms per kilogram through the data cutoff date. Multiple secondary endpoints including duration of response, time to response, and safety will be evaluated.

About I/ONTAK

I/ONTAK is a recombinant fusion protein that combines the interleukin-2 (IL-2) receptor binding domain with diphtheria toxin fragments. The agent specifically binds to IL-2 receptors on the cell surface, causing diphtheria toxin fragments that have entered cells to inhibit protein synthesis. I/ONTAK, a purified version of denileukin diftitox, is a reformulation of previously FDA-approved oncology treatment ONTAK®. ONTAK® was marketed in the U.S. from 2008 to 2014, when it was voluntarily withdrawn from the market to enable manufacturing improvements. These improvements resulted in a new formulation, which maintains the same amino acid sequence but features improved purity and bioactivity. The new formulation received regulatory approval in Japan for the treatment of CTCL and PTCL. In 2011 and 2013, the FDA granted orphan drug designation (ODD) to I/ONTAK for the treatment of PTCL and CTCL, respectively, making it eligible for seven years of market exclusivity post-approval.

About Cutaneous T-cell Lymphoma

Cutaneous T-cell lymphoma is a type of cutaneous non-Hodgkin lymphoma (NHL) that comes in a variety of forms and is the most common type of cutaneous lymphoma. In CTCL, T-cells, a type of lymphocyte that plays a role in the immune system, become cancerous and develop into skin lesions, leading to a decrease in the quality of life of patients with this disease due to severe pain and pruritus. Mycosis Fungoides (MF) and Sezary Syndrome (SS) comprise the majority of CTCL cases. Depending on the type of CTCL, the disease may progress slowly and can take anywhere from several years to upwards of ten to reach tumor stage. However, once the disease reaches this stage, the cancer is highly malignant and has usually spread to the lymph nodes and internal organs, resulting in a poor prognosis. Given the duration of the disease, patients typically cycle through multiple systemic agents to control disease progression. CTCL affects men twice as often as women and is typically first diagnosed in patients between the ages of 50 and 60 years of age. Other than allogeneic stem cell transplantation, for which only a small fraction of patients qualify, there is currently no cure for advanced CTCL. Approximately 3,000 new cases are reported in the United States every year, with an estimated 30,000 - 40,000 individuals living with the disease.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company has two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections (CRBSIs), which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in cutaneous T-cell lymphoma (CTCL), which has completed enrollment in its Pivotal Phase 3 trial.  Mino-Lok® was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and peripheral T-cell lymphoma (PTCL). Through its subsidiary, NoveCite, Inc., Citius is developing a novel proprietary mesenchymal stem cell treatment derived from induced pluripotent stem cells (iPSCs) for acute respiratory conditions, with a near-term focus on acute respiratory distress syndrome (ARDS) associated with COVID-19.  For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the results of research and development activities, including those from existing and new pipeline assets; uncertainties relating to preclinical and clinical testing; our need for substantial additional funds; the early stage of products under development; our dependence on third-party suppliers; our ability to successfully undertake and complete clinical trials and the results from those trials for our product candidates; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our ability to commercialize our products if approved by the FDA; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; patent and intellectual property matters; our ability to attract, integrate, and retain key personnel; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on December 16, 2020 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Relations for Citius Pharmaceuticals:

Ilanit Allen

Vice President, Investor Relations and Corporate Communications

T: 908-967-6677 x113

E: ir@citiuspharma.com